Exhibit 99.1

eMagin Corporation Announces Second Quarter 2020 Results

Revenue of $7.7 million, up 44 % year-over-year and 15% sequentially from Q1

HOPEWELL JUNCTION, N.Y. –August 13, 2020 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays used in Military and Commercial AR/VR devices, and other near-eye imaging products, today announced results for the second quarter 2020.

“We have been deemed an essential business by the U.S. government and as such, have continued to manufacture and ship products during the COVID-19 pandemic. Despite operating with an enhanced number of employee health and safety measures including social distancing, we were still able to significantly increase our revenue in the quarter both sequentially and year-over-year,” said CEO Andrew G. Sculley. “Our revenue increased 44% on a year-over-year basis and 15% sequentially, at the high end of our guidance that we gave on July 22nd.  In addition to our revenue growth, we had solid bookings and growth of our backlog to $14.5 million of which $13.2 million is shippable within the next twelve months.  Our quarterly operating loss declined from $2.9 million in 2019 to $1.3 million.  Because of the significant opportunities related to our direct patterning technology (“ dPdTM”) and the progress that we have been making, we increased our R&D activities and expenditures during the quarter.”

“We received a significant affirmation of the strength of our products and technology in the quarter from the U.S. government. In the past two months, we received two Department of Defense awards totaling $39.1 million. eMagin is the only US manufacturer of OLED microdisplays and our displays are used in many important U.S. Military programs.”

“The funding provided by these awards will enable us to procure key equipment and tooling, including dPd equipment, and we are currently defining the specifications and expect to place orders for new equipment beginning in the next few weeks. Our first deliveries of equipment under this three-year program would most likely occur in the second quarter of 2021. Upon receipt of the equipment, there is typically an additional period needed to test and qualify the machinery and the processes. The production tool for dPd is expected to be functional and manufacturing qualified products in the third quarter of 2023.”

“We have several contracts with Tier One customers in the consumer space and are seeing renewed or increased interest in our dPd technology from these and other high-profile Tier One players. We believe that our technology can be broadly applied and licensed to other OLED manufacturers, and is ideal for AR/VR.”

“During the quarter, we continued to ship a significant amount of product for the ENVG-B program as well as produce displays for the F-35 program. Our success in these programs has led to additional design work as well as significant new bookings for other military programs worldwide. We have a number of new customers and projects spanning a broad range of applications from military and medical to law enforcement, industrial, and consumer.”

“In terms of operations, we have fabricated full color displays using the newly upgraded and installed dPd tool in the second quarter. We plan to ship in small quantities to customers in the third quarter,” continued Mr. Sculley. “In addition, we are continually making improvements in production processes. Despite some delays earlier in the quarter related to COVID-19, our manufacturing line and production equipment have been running without major issues. We are in the process of implementing some of the processes from our yield improvement efforts and we have initiated an effort to explore an overall productivity improvement in the operations area that we believe has the potential to significantly impact the bottom line.”

“At the end of the quarter, we had $5.4 million in cash, and borrowings outstanding and borrowings available under our ABL facility of $0.4 million and $3.1 million, respectively. Included in this amount is $1.96 million from a PPP loan, which the Company will use to maintain full employment and expects to be forgiven.”

“Subsequent to the quarter, we further strengthened our overall financial position as we were awarded funds over a three year period from the Department of Defense for new equipment and tooling. Finally, we raised an additional $6.5 million remaining under our ATM facility which improves our liquidity.”

Exhibit 99.1

“I want to again extend our thanks and appreciation to our team members at eMagin. This has been a very challenging environment, but the teams have not let this significantly impact our production and ongoing success,” concluded Mr. Sculley.

Second Quarter Results

Total revenues for the second quarter of 2020 were $7.7 million, an  increase of approximately $2.3 million from revenues of $5.4 million reported in the prior year period, and an increase of $1.0 million from the first quarter of 2020.

Total revenue consists of both product revenue and contract revenue. Product revenues for the second quarter of 2020 were $6.3 million, an increase of $1.3 million from product revenues of $5.0 million reported in the prior year period. The increase in display revenue for the quarter resulted from increased demand from military customers and higher average selling prices. The increase in product revenue was achieved despite some minor disruptions resulting from the Covid-19 pandemic. Contract revenues were $1.4 million compared to $0.4 million reported in the prior year reflecting the contribution from contract R&D work for the consumer market.

Total gross margin for the second quarter was 26% on gross profit of $2.0 million compared to a gross margin of 4% on gross profit of $0.2 million in the prior year period. The total gross margin of 26% in the second quarter of 2020 reflects favorable margins on contract revenues for the consumer market. Second quarter 2020 product gross margin of 20% compares favorably to 1% in the prior year which was impacted by lower throughput due to manufacturing challenges that had continued from the first quarter of 2019.

Operating expenses for the second quarter of 2020, including R&D expenses, were $3.3 million as compared to $3.1 million reported in the prior year period. Operating expenses as a percentage of sales were 43% in the second quarter of 2020 compared to 57%  reported in the prior year period.  R&D expenses were higher in the second quarter, primarily reflecting a focus on R&D projects related to dPd technology and our XLE display development, partially offset by costs charged to contract R&D work for the consumer market. SG&A expenses were slightly lower in the second quarter versus the year ago period due to salary reductions implemented in October 2019, a reduction in non-cash stock compensation for the Board of Directors implemented in December 2019 and lower travel and other discretionary expenses.

Operating loss for the second quarter of 2020 was $1.3 million compared to an operating loss of $2.9 million in the prior year period. Net loss for the second quarter of 2020 was $2.8 million or $0.05 per share compared to a loss of $2.3 million or $0.05 per share in the prior year period.  Net loss for the current and prior year periods reflects a $1.5 million non-cash loss and $0.5 million non-cash gain related to the change in fair value of a warrant liability, respectively.

Adjusted EBITDA the second quarter was negative $0.8 million compared to a negative $2.3 million in the prior year period.

At June 30, 2020, the Company had cash and cash equivalents of $5.4 million and working capital of $12.0 million.  Borrowings and availability under the ABL facility were $0.4 million and $3.1 million respectively at June 30, 2020. In December 2019, eMagin entered into an At the Market sales agreement with H.C. Wainwright & Co. for the sale of common stock. During the quarter, the Company raised $1.8 million under its ATM facility.

Outlook for third quarter

At June 30, 2020, the Company’s backlog of open orders was $14.5 million, including $13.2 million shippable within twelve months. This compares to a backlog of orders shippable within twelve months of $11.7 million as of December 31, 2019. As deemed an essential business, the Company continues to ship and produce product and has not experienced any major material supply chain disruptions.

Exhibit 99.1

Conference Call Information

eMagin will hold a Webcast at 9:00 am (New York time) on August 13, 2020 to discuss its second quarter results.  To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com. An archive of the webcast will be available one hour after the live call.

About eMagin Corporation

The leader in OLED microdisplay technology for the next generation of computing and imaging devices, serving world-class customers in the military and consumer, medical and industrial markets. We invent, engineer and manufacture display technologies of the future in the USA, including our Direct Patterning Technology (dPd) that will transform the way the world consumes information. Since 2001, our microdisplays have been, and continue to be, used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. www.emagin.com

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

CONTACT

eMagin Corporation

Mark A. Koch, Acting Chief Financial Officer

845-838-7951

mkoch@emagin.com

Affinity Growth Advisors

Betsy Brod

212-661-2231

betsy.brod@affinitygrowth.com

Exhibit 99.1

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,447	$3,515
Accounts receivable, net	6,085	3,966
Unbilled accounts receivable	16	155
Inventories	8,470	8,832
Prepaid expenses and other current assets	1,389	1,130
Total current assets	21,407	17,598
Equipment, furniture and leasehold improvements, net	7,817	8,100
Operating lease right - of - use assets	3,358	3,729
Intangibles and other assets	130	160
Total assets	$32,712	$29,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,809	$1,302
Accrued compensation	1,914	1,778
Paycheck Protection Program loan - current	496	—
Revolving credit facility, net	420	2,891
Common stock warrant liability	1,524	23
Other accrued expenses	1,598	1,401
Deferred revenue	289	277
Operating lease liability - current	809	775
Other current liabilities	508	342
Total current liabilities	9,367	8,789
Finance lease liability - long term	16	24
Paycheck Protection Program loan - long term	1,467	—
Deferred Income - Government awards - long term	2,263	—
Operating lease liability - long term	2,654	3,067
Total liabilities	15,767	11,880

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2020 and December 31, 2019.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 61,407,331 shares, outstanding 61,245,265 shares as of June 30, 2020 and issued 50,250,378 shares, outstanding 50,088,312 shares as of December 31, 2019.	61	50
Additional paid-in capital	262,194	258,767
Accumulated deficit	(244,810)	(240,610)
Treasury stock, 162,066 shares as of June 30, 2020 and December 31, 2019.	(500)	(500)
Total shareholders’ equity	16,945	17,707
Total liabilities and shareholders’ equity	$32,712	$29,587

Exhibit 99.1

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:

Product	$6,260	$4,958	$11,894	$10,465
Contract	1,440	403	2,537	1,008
Total revenues, net	7,700	5,361	14,431	11,473

Cost of revenues:

Product	4,978	4,898	9,768	9,324
Contract	746	238	1,253	588
Total cost of revenues	5,724	5,136	11,021	9,912

Gross profit	1,976	225	3,410	1,561

Operating expenses:

Research and development	1,599	1,300	2,579	2,897
Selling, general and administrative	1,712	1,777	3,510	3,716
Total operating expenses	3,311	3,077	6,089	6,613

Loss from operations	(1,335)	(2,852)	(2,679)	(5,052)

Other income (expense):
Change in fair value of common stock warrant liability	(1,481)	536	(1,501)	1,330
Interest expense, net	(18)	(21)	(35)	(55)
Other income, net	3	—	15	—
Total other (expense) income	(1,496)	515	(1,521)	1,275
Loss before provision for income taxes	(2,831)	(2,337)	(4,200)	(3,777)
Income taxes	—	—	—	—

Net loss	$(2,831)	$(2,337)	$(4,200)	$(3,777)

Loss per share, basic and diluted	$(0.05)	$(0.05)	$(0.08)	$(0.08)

Weighted average number of shares outstanding:

Basic and Diluted	56,755	48,818	54,197	46,980

Exhibit 99.1

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net loss	$(2,831)	$(2,337)	$(4,200)	$(3,777)
Non-cash compensation	44	97	87	290
Change in fair value of common stock warrant liability	1,481	(536)	1,501	(1,330)
Depreciation and intangibles amortization expense	479	499	959	987
Interest expense	18	21	35	55
Adjusted EBITDA	$(809)	$(2,256)	$(1,618)	$(3,775)